SPONSORED RESEARCH AGREEMENT FY06-
ORA3-06 MODIFICATION NO, 1

The Sponsored Research Agreement (hereinafter referred to as "SRA Agreement") dated July 15, 2005, between the Board of Regents of the University of Oklahoma, an education agency of the State of Oklahoma, (hereinafter referred to as "University") and 3DICON Corporation, an Oklahoma corporation with principal offices at P O Box 470941, Tulsa, Oklahoma 74147-0941, (hereinafter referred to as "Sponsor") is hereby amended as follows:

SECTION 4. COSTS, BILLINGS AND OTHER SUPPORT

4.1 Unless this Agreement or the Project is terminated before the expiration of the Period of Performance, for the services, reports, and other items to be delivered hereunder Sponsor shall pay University a fixed price in the amount of Four Hundred Fifty-Three Thousand Five Hundred Eighty-Four Dollars and 00/00 cents ($453,584.00) without interest, as follows: upon execution of this contract, Sponsor shall pay University Five Hundred Dollars and 00/00 cents ($500 00); on or before November 10, 2005, Sponsor shall pay University Seventy-Five Thousand and Ninety-Seven Dollars and 33/00 cents ($75,097.33); on or before January 15, 2006, Sponsor shall pay University Seventy-Five Thousand Five Hundred Ninety-Seven Dollars and 33/00 cents ($75,597.33); on or before April 15, 2006, Sponsor shall pay University Seventy-Five Thousand Five Hundred Ninety-Seven Dollars and 33/00 cents ($75,597.33); on or before July 15, 2006, Sponsor shall pay University the balance of Two Hundred Twenty-Six Thousand Seven Hundred Ninety-Two Dollars and 01/00 cents ($226,792.01). The University agrees to incur expenses primarily in accordance with the cost estimate included in Appendix B ("Budget"), which by reference is made a part hereof for all purposes, If Sponsor terminates this Agreement prior to the expiration of the Period of Performance, it shall pay all amounts due and owing the University through the date of termination including all non-cancelable commitments for equipment; provided, that any equipment Sponsor has financed as of the date of termination shall be transferred to Sponsor

SECTION 9. CONFIDENTIALITY

9,1 A separate confidentiality agreement has been executed between the parties and incorporated into this Agreement and attached to this Modification as Exhibit A.

Except as amended by this Modification, all other terms and conditions of the SRA Agreement remain unchanged.

Parties have agreed by mutual consent to the modifications listed above and have so indicated through the execution of this agreement.

3DICON CORPORATION	THE BOARD OF REGENTS OF THE UNIVRSITY OF OKLAHOMA

BY: Martin Keating	BY: Andrea Deaton

TITLE: President	TITLE: Director, Office of Research Services

DATE: Nov. 1, 2005	DATE: 10/27/05

READ AND UNDERSTOOD;

By: James J. Sluss, Jr.

EXHIBIT A
CONFIDENTIALITY AND RESTRICTED USE AGREEMENT

THIS AGREEMENT is entered by the Board of Regents of the University of' Oklahoma, an educational agency of the State of Oklahoma (hereinafter referenced as "University") and 3Dicon Corporation, an Oklahoma corporation with principal offices at P.O Box 470941, Tulsa, Oklahoma 74147-0941 (hereinafter referenced as "Sponsor"), to be effective on the date when executed by the last party to sign this Agreement.

WITNESSETH:

WHEREAS, the Parties possess certain valuable and confidential information, data, knowledge, know-how, practices, processes, and other information relating to the Project referenced in Section 15 of the SRA Agreement entered by the parties to be effective on September 29, 2005, (hereinafter collectively referenced as "INFORMATION"); and

WHEREAS, such INFORMATION is considered by the Parties to be confidential and to constitute valuable assets; and

WHEREAS, the Parties are willing to disclose such INFORMATION to each other for the purpose of allowing the parties to perform their respective obligations and exercise their rights under said SRA Agreement.

NOW THEREFORE, the Parties agree as follows:

1.
After execution of this Agreement, the Parties shall mutually disclose to each other certain INFORMATION and the Parties shall accept and hold such INFORMATION in the strictest confidence All INFORMATION shall be labelled "CONFIDENTIAL", or if communicated orally, confirmed in writing within thirty (30) days of such oral communication as being "CONFIDENTIAL."

2.
Without prior written consent, the Parties shall neither disclose to any third party nor permit any thud party to have access to any INFORMATION, nor use such INFORMATION for any purpose other than as set forth in this Agreement or in the SRA Agreement.

3.
Each Party shall disclose INFORMATION only to those of its employees who have a need to know for the purposes stated above and shall require from those employees written agreements of confidentiality, non-disclosure and non-use consistent herewith, Such agreements shall be available for inspection by the other party upon request. The agreements shall expressly provide that the restrictions therein remain in effect even after the cessation of the employee's employment with one of the parties.

4.	The aforementioned confidentiality obligations assumed by the Parties shall not apply to any INFORMATION that the Parties can clearly demonstrate falls within any of the following categories:

(a)	Information which was in the public domain prior to disclosure by the Parties, as evidenced by documents which were generally published prior to such disclosure; or,

(b)	Information that a party can demonstrate by means of written records generated before the parties commenced negotiations of the first SRA executed by them was already known by the party; or

(c)
Information that the Patties can demonstrate by means of written records to have been independently developed by the Parties without the aid, application or use of the Parties' confidential information, by person(s) who have not had access to the Parties' confidential information; or

(d)	Information that is required to be disclosed by operation of law

5.
For purposes of keeping INFORMATION confidential, the Parties shall use efforts at least commensurate with those employed by the Parties for the protection of their own confidential and highly valuable information,

6.	The Parties do not make any representation or warranty regarding the accuracy or completeness of the INFORMATION

7.
Except as specifically provided in this Agreement, no license or any other right to use the INFORMATION is granted The disclosure of INFORMATION by the Parties to each other shall not result in any obligation on the part of either party to enter into any further agreement relating to the INFORMATION or to undertake any other obligation not set forth in a written agreement signed by both parties

8.
INFORMATION furnished by the Parties to each other shall remain the property of the party providing the information unless otherwise agreed as provided herein, and any documents furnished by the Patties to each other or any excerpts, notes or copies made therefrom containing such INFORMATION shall be promptly returned to the party providing the excerpts, notes or copies made therefrom, within thirty days from the date of the requested return of such INFORMATION by the party which provided the same or within any extension period granted in writing by the Parties..

9.	Neither party shall be entitled to assign its rights or obligations hereunder without the express written consent of the other party,

10.
Sponsor has agreed to comply with the export control laws and regulations of the United States of America in accordance with Section 11.8 of the SRA Agreement University additionally agrees to comply with the provisions of Section 11.8 of the SRA Agreement. Disclosing Party shall provide the Receiving Party with sufficient and appropriate information (including export control classification number (ECCNs)) to allow the Receiving Party to properly comply with the regulations,

11
This Agreement contains the entire understanding between the parties with respect to the matters contemplated herein and supersedes all previous written and oral negotiations, commitments, and understandings This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the patties and making reference to this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their agents, successors, employees and permitted assigns

12	A valid waiver of any term or condition of this Agreement must be in writing and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach.

13	If any court of competent jurisdiction holds any part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

14	A facsimile signature by any party to this Agreement shall be deemed sufficient to indicate acceptance of' the terms and obligations of' the same.

15
The validity and effect of this Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Oklahoma, United States of America, without regard or giving force and effect to the principles of conflicts of laws of Oklahoma or any other state. Any action to interpret or enforce this agreement shall be brought in Oklahoma,

16
The undersigned warrant and represent that they are duly authorized to execute this Agreement and legally bind their respective parties to its terms and conditions and when fully executed this Agreement constitutes the legal, valid, and binding obligation of the parties

WHEREPORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

3DICON CORPORATION	THE BOARD OF REGENTS OF THE UNIVERSITY OF OKLAHOMA

Date: Nov. 1, 2005	Executive Director, Office of Technology Development Date: 10/12/05